                                                                   EXHIBIT 99.1

                           UNION TEXAS PETROLEUM
                                (LETTERHEAD)

NEWS RELEASE
Contact: Carol L. Cox
         (713) 968-2714


               UNION TEXAS PETROLEUM REPORTS SIGNIFICANTLY HIGHER

                 EARNINGS FOR 1995 FULL YEAR AND FOURTH QUARTER


         Houston, January 24, 1996 -- Union Texas Petroleum Holdings, Inc. today reported 1995 earnings of $1.17 per share, more than 50% above the 76 cents per share earned in 1994. Net income was $102 million for 1995, versus $67 million in 1994.

         "1995 was marked by a number of solid achievements at Union Texas," said Chairman and CEO John Whitmire. "During 1995, the company benefited from increased oil volumes in the U.K. North Sea with the acquisition of an interest in the Alba field, higher ethylene margins and sales volumes at its U.S. petrochemical business, and improved oil and gas sales prices. In addition, Union Texas replaced approximately 150% of its 1995 worldwide production and made progress in its joint venture exploration program toward a potential commercial development at Alaska's Western Colville area."

         Mr. Whitmire, who joined Union Texas in January 1996, said, "Union Texas performed very well in 1995, and I am looking forward to an exciting year for the company in 1996. We will capitalize on Union Texas' strengths, including its good reputation in the industry, its strong financial position and solid core businesses, as we focus on creating value for our shareholders."


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                                       2.

FOURTH QUARTER EARNINGS

         For the fourth quarter of 1995, Union Texas reported net income of $24 million or 27 cents per share, compared to $17 million or 20 cents per share for the same period in 1994. The company's 1995 fourth quarter results were favorably affected by higher oil and gas sales volumes in the U.K. North Sea and Pakistan, partially offset by lower liquefied natural gas (LNG) volumes in Indonesia, increased interest expense and decreased ethylene margins. Sales and operating revenues for the fourth quarter of 1995 totaled $214 million, level with the same period in 1994.

1995 FULL-YEAR RESULTS

         For the full year 1995, Union Texas said its earnings benefited from higher oil volumes in the U.K. North Sea, higher ethylene margins and sales volumes at its U.S. petrochemical operations, and improved oil and gas sales prices, partially offset by increased exploration expenses, higher interest expense and lower LNG volumes. During 1995, Union Texas had an expanded exploration program and, as a result, recorded about $77 million in exploration expenses versus $54 million in 1994. The company's sales and operating revenues for the full-year 1995 were $852 million, compared to $748 million in 1994.

         With all of its oil and gas producing operations located overseas, the company said its worldwide oil and gas sales prices averaged $16.05 per barrel and $2.65 per thousand cubic feet in 1995, respectively, compared to $14.94 per barrel and $2.48 per thousand cubic feet in 1994. For the full year 1995, Union Texas' ethylene prices averaged about 25 cents per pound of ethylene versus 20 cents in 1994, which yielded average margins of 13 cents per pound in 1995 compared to 6 cents per pound in 1994. Ethylene sales volumes increased to 462 million pounds in 1995, up from 436 million pounds in 1994.


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                                       3.

WORLDWIDE OPERATIONS HIGHLIGHTS

         The company's oil sales in the U.K. North Sea were enhanced with the July 1995 acquisition of a 15.5% working interest in the Alba field. Union Texas' share of daily oil sales in the U.K. North Sea rose by more than 25% in the fourth quarter of 1995 from the same period of 1994. Along with boosting Union Texas' production volumes and reserves, the Alba acquisition complements the company's October 1994 purchase of a 9.42% unit interest in the Britannia gas development project, which will enhance Union Texas' U.K. North Sea production with its anticipated start-up in late 1998.

         The Union Texas-operated joint venture in Pakistan set a production record in 1995, the venture's sixth such record since 1989. During 1995, the group produced an average of approximately 21,000 barrels of oil and 174 million cubic feet of gas a day gross, which represented a 12% and 6% increase, respectively, from 1994 levels. Union Texas' net share of production from its Pakistan operations in 1995 was about 26%. At the company's joint venture operations in Indonesia, LNG sales volumes were down by about 8% in 1995 compared to 1994.

         Union Texas' proved worldwide reserves at year-end 1995 increased to 435 million barrels of oil equivalent, up from 411 million barrels at the end of 1994. A substantial portion of the increased reserves was attributed to the Alba acquisition, which accounted for about 45 million barrels in proved oil reserves net to Union Texas as of July 1, 1995. The company also recorded reserve additions and revisions for its other interests in the U.K. North Sea, Indonesia and Pakistan. The company's 1995 production set a record for its international operations, growing to about 46 million barrels of oil equivalent compared to 45 million barrels in 1994. Over a





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                                       4.

three-year period of 1993-95, the company replaced about 187% of its worldwide production at a cost of about $4.38 per barrel of oil equivalent.

U.S. PETROCHEMICAL OPERATIONS

         At its petrochemical operations, Union Texas' ethylene margins averaged about 13 cents per pound of ethylene for the full-year 1995, compared to 6 cents in 1994. During the fourth quarter of 1995, ethylene margins declined to an average of 6 cents per pound, down from about 12 cents per pound in 1994's corresponding period, reflecting an increase in U.S. ethylene inventory levels from the extremely low levels in the fourth quarter of 1994. Union Texas said its ethylene margins in December 1995 averaged about four cents per pound.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemicals interests in the U.S. Union Texas celebrated its 100th anniversary in January 1996.


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                                       5.

Comparative financial highlights follow (amounts in millions, except per share data):

                                                          THREE MONTHS ENDED
                                                             DECEMBER 31,
                                                          ------------------
                                                           1995        1994
                                                          ------      ------
Net income. . . . . . . . . . . . . . . . . . . . . . . . $   24      $   17
Earnings per share. . . . . . . . . . . . . . . . . . . . $  .27      $  .20
Sales and operating revenues. . . . . . . . . . . . . . . $  214      $  214
Average common shares outstanding. . . . . . . . . . . . .  87.6        87.6


                                                              FULL YEAR ENDED
                                                               DECEMBER 31,
                                                             ----------------
                                                              1995      1994
                                                             ------    ------
Net income  . . . . . . . . . . . . . . . . . . . . . . . .  $ 102     $   67
Earnings per share  . . . . . . . . . . . . . . . . . . . .  $1.17     $  .76
Sales and operating revenues. . . . . . . . . . . . . . . .  $ 852     $  748
Average common shares outstanding . . . . . . . . . . . . .   87.7       87.6


Additional financial and operating information appears on the attached pages.





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                                       6.

                             UNION TEXAS PETROLEUM
                               FINANCIAL SUMMARY
                  (amounts in millions, except per share data)

                                                   FOURTH QUARTER                 FULL YEAR
                                               ----------------------        ---------------------
                                                 1995          1994            1995         1994
                                                ------        -------        -------       -------
Sales and operating revenues                    $  214         $  214         $  852        $  748

Net income                                      $   24         $   17         $  102        $   67
   Major operations(a)
                 Indonesia                      $   21         $   26         $   95        $   94
                 U.K. North Sea                 $   19         $    7         $   46        $   27
                 Pakistan                       $    2         $    1         $   14        $   10
                 Petrochemicals                 $    4         $    9         $   38        $   15
Earnings per share of common stock              $  .27         $  .20         $ 1.17        $  .76
Discretionary cash flow(b)                      $   87         $   76         $  367        $  295
   Major operations(a)
                 Indonesia                      $   29         $   40         $  147        $  154
                 U.K. North Sea                 $   62         $   39         $  183        $  142
                 Pakistan                       $    5         $    3         $   26        $   22
                 Petrochemicals                 $    7         $   15         $   63        $   28
Average common shares                             87.6           87.6           87.7          87.6

SEE FOOTNOTES ON PAGE 8.


                                                DISCRETIONARY CASH FLOW SUMMARY
                                                      (amounts in millions)

                                                    FOURTH QUARTER                 FULL YEAR
                                               -----------------------        ------------------
                                                 1995           1994           1995        1994
                                               -------        --------        ------      ------
Net income                                      $   24         $    17        $  102       $   67
Less: Equity partnership income                 $   (4)        $    (5)       $  (21)      $  (20)

Add: DD&A                                       $   55         $    45        $  192       $  168
           Deferred taxes                       $  (12)        $   (5)        $  (19)      $  (12)
           Exploration expenses                 $   17         $    14        $   77       $   54
           Unimar equity DCF(c)                 $    7         $    10        $   36       $   38

Discretionary cash flow                         $   87         $    76        $  367       $  295

SEE FOOTNOTES ON PAGE 8.


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                                       7.

                             OPERATING SUMMARY(d)

                                                     FOURTH QUARTER               FULL YEAR
                                                 ---------------------       --------------------
                                                   1995         1994          1995         1994
                                                 --------      ------        -------      -------
Net crude oil sales (MBBLS/D)
  U.K. North Sea                                      47           37             40           34
  Indonesia                                            6            5              6            6
  Pakistan                                             5            4              6            5

Average crude oil prices (per BBL)
  U.K. North Sea                                  $15.97       $16.18         $16.14       $14.99
  Indonesia                                       $16.98       $16.00         $17.14       $15.78
  Pakistan                                        $13.70       $12.98         $14.24       $13.43

Net natural gas sales (MMCF/D)
  Indonesian LNG                                     183          205            205          222
  U.K. North Sea                                      51           36             34           24
  Pakistan                                            46           40             45           43

Average natural gas prices (per MCF)
  Indonesian LNG                                  $ 2.92       $ 2.92         $ 3.03       $ 2.85
  U.K. North Sea(e)                               $ 2.57       $ 2.91         $ 2.78       $ 2.57
  Pakistan                                        $ 1.31       $ 1.03         $ 1.32       $ 1.07

Ethylene (per LB)
  Sales price                                     $  .18       $  .25         $  .25       $  .20
  Margins                                         $  .06       $  .12         $  .13       $  .06
  Sales volumes (MLBS/D)(f)                        1,253        1,341          1,267        1,195


SEE FOOTNOTES ON PAGE 8.


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                                       8.

                                   FOOTNOTES



(a)   Excludes corporate items and other worldwide ventures.

(b) Discretionary cash flow (DCF) is net income (less equity partnership income) excluding depreciation, deferred taxes, and exploration expenses, plus the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's Indonesian operations.

(c) Unimar equity DCF reflects the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's Indonesian operations.

(d)   Excludes the Unimar equity partnership.

(e) Excludes capacity charge of $35 million and $32 million in 1995 and 1994, respectively, from the North and South Sean gas fields in the U.K. North Sea.

(f) Represents Union Texas' 41.67% net interest in the jointly-owned Geismar ethylene plant in Louisiana.


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